Exhibit 99.1

PRESS RELEASE

FOR:	STRATASYS, INC.

CONTACT:	Shane Glenn, Director of Investor Relations
(952) 294-3416, sglenn@stratasys.com

STRATASYS ANNOUNCES TWO-FOR-ONE STOCK SPLIT

MINNEAPOLIS, August 2, 2007 – Stratasys, Inc. (Nasdaq: SSYS) today announced that its Board of Directors has approved a two-for-one stock split of the Company’s common stock, to be effected in the form of a common stock dividend.  Each shareholder of record at the close of business August 15, 2007 will receive one additional share for every outstanding share held on that date.  The additional shares of common stock will be distributed on August 29, 2007 and trading will begin on a split-adjusted basis on August 30, 2007.

Stratasys Inc., Minneapolis, manufactures office-based rapid prototyping and manufacturing systems and 3D printers and offers rapid prototyping and manufacturing parts services. According to Wohlers Report 2007, Stratasys supplied 41 percent of all systems installed worldwide in 2006, making it the unit market leader, for the fifth consecutive year. Stratasys patented the rapid prototyping process known as fused deposition modeling (FDM). The process creates functional models and end-use parts directly from any 3D CAD program using ABS plastic, polycarbonate, PPSF, and blends. The company holds over 180 granted or pending rapid prototyping patents globally. Stratasys products are used in the aerospace, defense, automotive, medical, education, electronic, and consumer product industries. The company’s systems are also used for direct digital manufacturing (DDM) and rapid tooling applications. For more information on the company, go to www.Stratasys.com; www.RedEyeRPM.com; or www.DimensionPrinting.com.

This release is also available on the Stratasys Web site at www.Stratasys.com.